Exhibit 99

Form 4 Joint Filer Information

Name:	Latterell Capital Management II, LLC

Address:	Attn: Patrick F. Latterell
One Embarcadero Center, Suite 4050
San Francisco, CA 94111

Designated Filer:	Latterell Venture Partners II, LP

Issuer & Tickler Symbol:	XTENT, Inc. (XTNT)

Date of Event
Requiring Statement:	February 6, 2007

Signature:	By:	/s/ Patrick F. Latterell
Patrick F. Latterell, Managing Member